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                                                                   EXHIBIT 23.5

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Talarian Corporation:

   We hereby consent to the use of our report dated October 26, 2001 included in the proxy statement/prospectus filed on Form S-4 of TIBCO Software Inc. relating to the consolidated balance sheets of Talarian Corporation and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2001 and the related financial statement schedule, which report appears in the September 30, 2001 annual report on Form 10-K of Talarian Corporation.

   We also consent to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP

Mountain View, California

March 18, 2002